Exhibit 8
[GT LETTERHEAD]
December 30, 2009
XSTREAM SYSTEMS, INC.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958

Re:	XStream Systems, Inc. common stock and 5% subordinated debentures convertible into shares of common stock
Dear Ladies and Gentleman:
     We have acted as special tax counsel to XStream Systems, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on November 12, 2009, and amended on December 30, 2009, relating to the offer and sale of (A) 2,500,000 shares of common stock of the Corporation, par value $.0001 per share (the “Common Stock”), to be issued from time to time by the Corporation, and (B) $5,000,000 principal amount of 5% subordinated convertible debentures convertible into shares of Common Stock of the Corporation (the “Subordinated Convertible Debentures”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers and other representatives of the Corporation, and others.
     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     The statements made in the Registration Statement, under the caption “Certain United States Federal Income Tax Consequences,” to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership, and disposition of the Common Stock and Subordinated Convertible Debentures to the holders thereof described therein, constitute accurate summaries of matters of United States federal tax laws and regulations in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive tax consequences. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.
     Our opinions expressed above are limited to the federal tax laws of the United States of America.
     We hereby consent to your filing this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm under the caption “Certain United States Federal Income Tax Consequences” contained in the Registration Statement included therein.
Sincerely,
/s/ Greenberg Traurig, P.A.